Exhibit 99.1

Mace Reports Financial Results for the Second Quarter and Six Months Ended June 30, 2011

HORSHAM, Pa.--(BUSINESS WIRE)--August 15, 2011--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the second quarter and six months ended June 30, 2011.

Current Highlights

  Mace completed its Rights Offering on August 1, 2011, raising net proceeds of approximately $4.3 million from the sale of 22,372,616 shares of the Company’s common stock to its existing stockholders.
  Mace concluded the sale of 20 million shares of the Company’s common stock on August 2, 2011 to Merlin Partners, LP (“Merlin”) and two other investors under the previously disclosed Securities Purchase Agreement with Merlin, raising additional net proceeds of $3.75 million.
  Mace announced the appointment of Richard A. Barone as the Company’s Chairman of the Board and the election of two new directors, Denis J. Amato and Larry Pollock, who replaced outgoing directors John C. Mallon and Gerald T. LaFlamme. Dennis R. Raefield and Michael E. Smith were also re-elected to the Board of Directors, along with Mr. Barone.
  Mace resolved the environmental charges regarding EPA violations brought against its Vermont subsidiary under the previously disclosed plea agreement which was accepted by the court on May 26, 2011.
  Mace entered into an initiative with B&H Photo and Electronics Corp., which provides New York City residents and business owners with discounts on Mace security camera surveillance systems. The purpose of this initiative is to raise awareness about the positive impact of security surveillance on personal safety and to increase awareness of the Mace brand.

Dennis Raefield, CEO and President of Mace, stated, “The second quarter of 2011 and the period that followed was very positive for our Company. We successfully completed the Rights Offering to our existing stockholders and the Securities Purchase Agreement with Merlin, which provided critical funding to enable us to reduce our debt, fund marketing initiatives, and implement growth strategies in our current operations through possible acquisitions. We are also excited about the appointment of Richard A. Barone as our Chairman of the Board and the addition of Messrs. Amato and Pollock to our Board. Mr. Amato has an extensive finance background and Mr. Pollock brings extensive business, marketing, and consumer retail experience. We also completed the integration of The Command Center, Inc. (“TCCI”), our new wholesale security monitoring station. Now that this recent acquisition is fully integrated, we can expect increased profitability in our wholesale monitoring operation.”

Mr. Raefield added, “With the success of our recent capital funding and the addition of new members to our Board of Directors, we can focus on additional cost reduction programs and on strategies to increase our revenues through accretive acquisitions and increased marketing efforts, truly leveraging our great Mace brand.”

Financial Results, Second Quarter of 2011 Compared to Second Quarter of 2010

Total revenues for the second quarter ended June 30, 2011 were $3.5 million, as compared to $4.4 million for the same period in 2010. Despite an increase in revenues in our wholesale monitoring division of approximately $225,000, or 28%, as a result of the March 2011 acquisition of TCCI, overall revenues declined as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $708,000. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $440,000 due to several factors, including increased competition and a continued reduction in spending, due in part to low commercial and residential construction and remodeling levels. Our personal defense operation in Vermont experienced a slight increase in sales, largely due to increased aerosol defense spray sales.

Loss from continuing operations for the second quarter of 2011 was approximately $(1.0) million, or $(0.07) per share, compared to a loss from continuing operations of $(1.4) million, or $(0.09) per share, in the second quarter of 2010. The decrease in operating loss from continuing operations, despite the reduction in revenues, was primarily due to a decrease in selling, general, and administration expenses of $201,000, or 9%, as the Company realized savings from the continuation of the Company-wide cost reduction programs, and asset impairment charges of $225,000 related to the Company’s electronic surveillance products division which were recorded in June 2010.

Discontinued operations include all of the Company’s car wash and digital media marketing operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $26,000, or $0.00 per share, for the three months ended June 30, 2011, and a loss of $(3.5) million, or $(0.22) per share, in the same period of 2010, primarily as a result of asset impairment charges of $3.4 million recorded within the digital media marketing operation in June 2010.

Net loss for the three months ended June 30, 2011 was approximately $(1.0) million, or $(0.07) per share, compared to a net loss of approximately $(4.9) million, or $(0.31) per share, for the three months ended June 30, 2010.

Financial Results, Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Total revenues for the six months ended June 30, 2011 were $7.1 million, as compared to $8.6 million for the same period in 2010. Despite an increase in revenues in our wholesale monitoring division of approximately $254,000, or 16%, as a result of the March 2011 acquisition of TCCI, overall revenues declined by $1.5 million, or 18%, largely as a result of a reduction in sales volume in our high-end digital and machine vision camera operation of $1.1 million. Our professional and consumer direct electronic surveillance operations also experienced a reduction in sales of $622,000 due to several factors, including increased competition and a continued reduction in spending due in part to low commercial and residential construction and remodeling levels. Our personal defense operation in Vermont also experienced a decrease in sales of approximately $79,000.

Loss from continuing operations for the six months ended June 30, 2011 was approximately $(2.2) million, or $(0.14) per share, compared to a loss from continuing operations of $(7.7) million, or $(0.48) per share, in the same period of 2010. The decrease in operating loss from continuing operations, despite the reduction in revenues, was primarily due to the arbitration award to our former CEO of $4.5 million recorded in 2010, a decrease in selling, general, and administration expenses of $833,000, or 16%, as the Company realized savings from the continuation of the Company-wide cost reduction programs, and asset impairment charges of $225,000 related to the Company’s electronic security products division which were recorded in June 2010.

Discontinued operations, as defined above, generated a loss of approximately $(34,000), or $(0.00) per share, for the six months ended June 30, 2011, and a loss of $(4.0) million, or $(0.26) per share, in the same period of 2010 primarily as a result of impairment charges of $3.4 million recorded within the digital media marketing operation in June 2010.

Net loss for the six months ended June 30, 2011 was approximately $(2.3) million, or $(0.14) per share, compared to a net loss of approximately $(11.7) million, or $(0.74) per share, for the six months ended June 30, 2010.

The Company’s net book value was $11.7 million, or $0.74 per share, at June 30, 2011. In addition, Mace had $20.8 million in total assets, including $1.8 million of cash and cash equivalents at June 30, 2011.

Conference Call

Mace will conduct a conference call on Wednesday, August 17, 2011 at 2:00 PM EDT, 11:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 90184757. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 90184757. This will be available beginning two hours following the teleconference until August 31, 2011.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release are contained under the heading “Risk Factors” in Mace’s SEC filings, including its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended June 30,
	2011	2010

Revenues	$3,466	$4,353
Cost of revenues	2,254	3,094

Gross profit	1,212	1,259
Selling, general, and administrative expenses	2,018	2,219
Depreciation and amortization	134	158
Asset impairment charges	-	225

Operating loss	(940)	(1,343)

Interest expense, net	86	12
Other income	-	2
Loss from continuing operations before income taxes	(1,026)	(1,353)

Income tax expense	10	25

Loss from continuing operations	(1,036)	(1,378)

Income (loss) from discontinued operations, net of tax	26	(3,509)

Net loss	$(1,010)	$(4,887)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.07)	$(0.09)
Income (loss) from discontinued operations	-	(0.22)
Net loss	$(0.07)	$(0.31)

Weighted average shares outstanding:
Basic and Diluted	15,735,725	15,735,725

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

Revenues	$7,062	$8,620
Cost of revenues	4,591	6,110

Gross Profit	2,471	2,510
Selling, general, and administrative expenses	4,230	5,063
Arbitration award	-	4,500
Depreciation and amortization	254	310
Asset impairment charges	-	225

Operating loss	(2,013)	(7,588)

Interest expense, net	203	22
Other income	-	6
Loss from continuing operations before income taxes	(2,216)	(7,604)

Income tax expense	20	50

Loss from continuing operations	(2,236)	(7,654)

Loss from discontinued operations, net of tax	(34)	(4,048)

Net loss	$(2,270)	$(11,702)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.14)	$(0.48)
Loss from discontinued operations	-	(0.26)
Net loss	$(0.14)	$(0.74)

Weighted average shares outstanding:
Basic and Diluted	15,735,725	15,824,506

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$1,788	$2,564
Accounts receivable, net	1,659	2,119
Inventories, net	3,412	3,273
Other current assets	1,275	1,790
Assets held for sale	4,730	6,330
Total current assets	12,864	16,076

Property and equipment, net	1,449	1,645

Goodwill	2,800	1,982

Other intangible assets, net	2,119	1,767

Other assets	1,522	1,554
	$20,754	$23,024

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$781	$1,378
Accounts payable and accrued expenses	4,781	5,073
Other current liabilities	493	523
Liabilities related to assets held for sale	1,183	2,081
Total current liabilities	7,238	9,055

Long-term debt, including derivative liability, net of current portion	1,442	113
Other liabilities	400	-

Stockholders' Equity	11,674	13,856
	$20,754	$23,024

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager, 925-478-4524
sdin@mace.com